                                                                     EXHIBIT 2.2


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                 CONTRIBUTION, REDEMPTION AND PURCHASE AGREEMENT


                                      AMONG


                                KIRKLAND'S, INC.,

                            KIRKLAND HOLDINGS L.L.C.,

                      MEMBERS OF KIRKLAND HOLDINGS L.L.C.,

                               THE WARRANTHOLDERS,

                        THE ALLISON LEIGH ALDERSON TRUST

                        THE AMY KATHERINE ALDERSON TRUST

            THE CARL T. KIRKLAND GRANTOR RETAINED ANNUITY TRUST 97-1

                                 CARL KIRKLAND,

                                ROBERT KIRKLAND,

                                       AND

                                 ROBERT ALDERSON


                           DATED AS OF: APRIL 29, 1998


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
                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


ARTICLE 1  -  CHARTER AMENDMENT AND STOCK SPLIT.............................  4

         1.1.     Consent and Authorization.................................  4
         1.2.     Ratification..............................................  4
         1.3.     Acknowledgment............................................  4
         1.4.     Waiver of Notice..........................................  4

ARTICLE 2  -  CONTRIBUTION OF AFFILIATE SHARES AND EXCHANGE OF
              PREFERRED SHARES..............................................  4

         2.1.     Contribution and Exchange.................................  4
         2.2.     Deliveries................................................  5

ARTICLE 3  -  EXERCISE OF WARRANTS AND CONSENT TO AMENDMENTS................  5

         3.1.     Warrant Exercise.  .......................................  5
         3.2.     Exercise Price............................................  5
         3.3.     Contribution of Affiliate Warrant Shares..................  6
         3.4.     Deliveries................................................  6

ARTICLE 4  -  PURCHASE AND REDEMPTION OF CLASS C PREFERRED SHARES...........  6

         4.1.     Affiliate Shares Purchase.  ..............................  6
         4.2.     Company Preferred Redemption..............................  6
         4.3.     Payment...................................................  6
         4.4.     Deliveries................................................  7

ARTICLE 5  -  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS,
              THE MEMBERS AND THE WARRANTHOLDERS............................  7

         5.1.     Authority.................................................  7
         5.2.     Title; Third-Party Options................................  8
         5.3.     No View to Distribution or Resale.........................  8
         5.4.     No Transfer Without Registration or Exemption.............  8
         5.5.     New Common Shares Are Not Registered......................  8
         5.6.     Securities Legend.........................................  9
         5.7.     Investment Risk...........................................  9
         5.8.     Review of Company's Business and Records..................  9
         5.9.     Opportunity to Question; Full Satisfaction................  9

                                                                            Page
                                                                            ----

         5.10.    Review of Company's Registration Statement...............  10
         5.11.    Knowledge and Experience.................................  10
         5.12.    Accredited and Institutional Investor Status.............  10
         5.13.    No Reliance..............................................  10
         5.14.    Definitions..............................................  10

ARTICLE 6  -  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................  11

         6.1.     Organization and Standing................................  11
         6.2.     Authority................................................  11

ARTICLE 7  -  ORDER OF TRANSACTIONS........................................  11

         7.1.     .........................................................  11

ARTICLE 8  -  MISCELLANEOUS................................................  12

         8.1.     Consents.................................................  12
         8.2.     Failure to Deliver Shares................................  12
         8.3.     Assignment and Binding Effect............................  13
         8.4.     Waiver...................................................  13
         8.5.     Notices..................................................  13
         8.6.     Delaware Law to Govern...................................  13
         8.7.     No Benefit to Others.....................................  13
         8.8.     Contents of Agreement....................................  13
         8.9.     Cooperation..............................................  14
         8.10.    Severability.............................................  14

EXHIBIT A - Members of Kirkland Holdings L.L.C.
EXHIBIT B - The Warrantholders and Warrantholder Shares
EXHIBIT C - Affiliates of Kirkland's, Inc.
EXHIBIT D - Shareholder Ownership
EXHIBIT E - Company Charter

Schedule 4.12  - "Accredited Investor"
Schedule 6.4   - Notices

                 CONTRIBUTION, REDEMPTION AND PURCHASE AGREEMENT



                  This CONTRIBUTION, REDEMPTION AND PURCHASE AGREEMENT (the "Agreement") is dated as of this 29th day of April, 1998 and is by and among the following parties:

         KIRKLAND'S, INC., a Tennessee corporation (the "Company");

         KIRKLAND HOLDINGS L.L.C., a Delaware limited liability company ("Holdings"),

         The MEMBERS of Holdings (the "Members") identified on Exhibit A attached hereto, being the holders of one hundred percent (100%) of the interests in Holdings' capital and profits;

         THE WARRANTHOLDERS (the "Warrantholders"), identified on Exhibit B attached hereto,

         THE ALLISON LEIGH ALDERSON TRUST (the "ALA Trust"),

         THE AMY KATHERINE ALDERSON TRUST (the "AKA Trust"),

         THE CARL T. KIRKLAND GRANTOR RETAINED ANNUITY TRUST 97-1 (the "Kirkland GRAT"),

         CARL KIRKLAND ("CK"),

         ROBERT KIRKLAND ("RK"),

         AND

         ROBERT ALDERSON ("RA," and together with Holdings, the ALA Trust, the AKA Trust, the Kirkland GRAT, CK, and RK, the "Shareholders")

                  WHEREAS, the Shareholders own all of the outstanding capital stock of the Company and the affiliated corporations (the "Affiliates") identified on Exhibit C hereto, such stock being owned in the amounts set forth on Exhibit D hereto;

                  WHEREAS, the Warrantholders own warrants to acquire the amount of common capital stock of the Company and the Affiliates set forth opposite their names on Exhibit B hereto;

                  WHEREAS, the Company and the Affiliates have filed with the Secretary of the State of Tennessee amendments (the "First Charter Amendment") to their charters (the "Company Charter" and the "Affiliate Charters," respectively) effecting, inter alia, changes in the voting rights, conversion rights, redemption rights, and liquidation preference, if any, of the Common Stock, Class A Preferred Stock, Class B Preferred Stock, and Class C Preferred Stock of the Company and the Affiliates;

                  WHEREAS, the Company has approved further amendments (the "Second Charter Amendment") to the Company Charter authorizing blank check preferred stock, modifying certain corporate governance provisions of the Company, increasing the authorized Common Stock of the Company and effectuating a stock split of the Common Stock of the Company (the "Stock Split") pursuant to which each outstanding share of Common Stock of the Company will be split into a larger number (the "Split Number") of shares of Common Stock of the Company;

                  WHEREAS, the Company intends to conduct an initial public offering of the Common Stock of the Company (the "IPO") on the terms set forth on a registration statement on Form S-1 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission (the "SEC") on or about April 30, 1998, and the time at which such Registration Statement is declared effective by the SEC is herein referred to as the "Effective Time;"

                  WHEREAS, effective upon the time (the "Price Determination") at which the pricing committee of the Company determines the price per share that the common stock of the Company will be offered to the public (the "IPO Price"), the parties hereto desire that the following steps be taken to reorganize the Company:

         1. The Shareholders will contribute (the "Affiliate Preferred Contribution") 68,400 shares of Class A Preferred Stock of each of the Affiliates (the "Affiliate Class A Contribution Shares") and 23,700 shares of Class B Preferred Stock of each of the Affiliates (the "Affiliate Class B Contribution Shares"), constituting 100% of each such class of Preferred Stock in each of the Affiliates (collectively, the "Affiliate Preferred Shares") in exchange for newly issued shares of Common Stock of the Company (the "Contributed New Common Shares") having a value equal to the aggregate stated value of the Affiliate Preferred Shares plus the accrued dividends thereon;

         2. The Company will recapitalize its outstanding shares of Class A and B Preferred Stock, pursuant to which the Shareholders will exchange (the "Company Preferred Exchange") 68,400 shares of the Class A Preferred Stock of the Company (the "Company

         Class A Shares") and 23,700 shares of the Class B Preferred Stock of the Company (the "Company Class B Shares," and together with the Company Class A Shares, the "Company Preferred Shares"), constituting 100% of each such class of Preferred Stock of the Company, into newly issued shares of common stock of the Company (the "Exchanged New Common Shares") having a value equal to the aggregate stated value of the Company Class A Shares and Company Class B Shares plus accrued dividend thereon;

         3. The Shareholders will contribute (the "Affiliate Common Contribution") 92,100 shares of the common stock of each of the Affiliates (the "Affiliate Common Contribution Shares") to the Company for which no new shares of the Company's common stock shall be issued in light of the fact that the Shareholders own 92,100 shares of Common Stock of the Company in the same proportions as they own the Affiliate Common Contribution Shares. The Affiliate Preferred Contribution and the Affiliate Common Contribution are herein referred to collectively as the "Affiliate Shares Contribution;"

         4. The Warrantholders will exercise (the "Warrant Exercise") all of their warrants and receive a number of shares of Common Stock of the Affiliates equal to 11,905 multiplied by the Split Number (the "Affiliate Warrant Shares") and a number of shares of Common Stock of the Company equal to 11,905 multiplied by the Split Number (the "Company Warrant Shares"), and the Warrantholders will contribute (the "Warrant Shares Contribution") their Affiliate Warrant Shares to the Company for which no new shares of the Company's Common Stock shall be issued in light of the fact that the Warrantholders own the Company Warrant Shares in the same proportions as they own the Affiliate Warrant Shares; and

                  WHEREAS, effective simultaneously with and conditioned upon the closing (the "Closing") of the IPO, the parties agree that:

         1. The Company will redeem (the "Company Shares Redemption") 17,122 shares of Class C Preferred Stock of the Company (the "Company Class C Shares"), constituting all of the outstanding shares of the Class C Preferred Stock of the Company for $524,542.06;

         2. For an aggregate sum of $16,597,457.94, which amount represents the stated value of the shares of Class C Preferred Stock being purchased, the Company will purchase (the "Affiliate Shares Purchase") from the CK, RA and RK ("Class C Shareholders"), an aggregate of 17,122 shares of Class C Preferred Stock of each of the Affiliates having authorized Class C Preferred Stock (the "Affiliate Class C Shares"), such shares constituting 100% of the issued and outstanding Affiliate Class C Shares;

                  WHEREAS, upon completion of the Affiliate Shares Purchase and the Affiliate Shares Contribution, all of the outstanding shares of capital stock of the Affiliates shall be owned by the Company and the Company shall be the parent corporation of the group of companies comprised of the Company and the Affiliates.

                  NOW, THEREFORE, in consideration of the premises and the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                        CHARTER AMENDMENT AND STOCK SPLIT

                  1.1. Consent and Authorization. The Shareholders and Warrantholders hereby consent to and authorize, acknowledge and agree that the Company shall file the Second Charter Amendment prior to the Price Determination.

                  1.2. Ratification. The Shareholders and Warrantholders hereby ratify, confirm and consent to the First Charter Amendment.

                  1.3. Acknowledgment. The Warrantholders further acknowledge and agree that the execution of this Agreement satisfies the prior written consent requirements set forth in Section 7.02(k) of the Note and Warrant Purchase Agreement with respect to the First Charter Amendment and Second Charter Amendment.

                  1.4. Waiver of Notice. The parties hereto agree and acknowledge that the execution of this Agreement shall constitute a waiver of the requirements of giving or receiving any separate written notice under the terms of the Company Charter with respect to any of the transactions contemplated hereby.


                                    ARTICLE 2
        CONTRIBUTION OF AFFILIATE SHARES AND EXCHANGE OF PREFERRED SHARES

                  2.1. Contribution and Exchange. Immediately upon the Price Determination, and without the requirement of any further authorization, the following transactions will occur:

                       2.1.1. The Shareholders will contribute to the Company the Affiliate Class A Contribution Shares in exchange for a number of fully paid and non-assessable Contributed New Common Shares having a value per share equal to the IPO Price and having an aggregate value equal to the aggregate stated value of the Affiliate Class A Contribution Shares plus accrued dividends thereon.

                       2.1.2. The Shareholders will contribute to the Company the Affiliate Class B Contribution Shares in exchange for a number of fully paid and non-assessable Contributed New Common Shares having a value per share equal to the IPO Price and having an aggregate value equal to the aggregate stated value of the Affiliate Class B Contribution Shares plus accrued dividends thereon.

                       2.1.3. The Company will recapitalize the Company Class A Shares and Company Class B Shares into shares of Common Stock of the Company. Pursuant to such recapitalization, (i) Holdings will exchange the Company Class A Shares for a number of fully paid and non-assessable Exchanged New Common Shares having a value per share equal to the IPO Price and having an aggregate value equal to the aggregate stated value of the Company Class A Shares exchanged, plus accrued dividends thereon, and (ii) the Class C Shareholders will exchange the Company Class B Shares for a number of fully paid and non-assessable Exchanged New Common Shares having a value per share equal to the IPO Price and having an aggregate value equal to the aggregate stated value of the Company Class B Shares exchanged, plus accrued dividends thereon.

                       2.1.4. The Shareholders will contribute the Affiliate Common Contribution Shares to the Company as a contribution to the capital to the Company for which no new shares of Common Stock of the Company will be issued.

                  2.2. Deliveries. The Shareholders will deliver to the Company, and the Company will accept from the Shareholders, the stock certificates representing the Affiliate Preferred Shares, the Company Preferred Shares and the Affiliate Common Contribution Shares duly endorsed or accompanied by appropriate stock powers. The Company will deliver to the Shareholders, and the Shareholders will accept immediately prior to the Closing, stock certificates representing Contributed New Common Shares and Exchanged New Common Shares received upon the Affiliate Preferred Contribution and the Company Preferred Exchange pursuant to this Article 2.

                                    ARTICLE 3
                 EXERCISE OF WARRANTS AND CONSENT TO AMENDMENTS

                  3.1. Warrant Exercise. Immediately following the transactions set forth in Article 2 hereof and immediately upon the Price Determination, the Warrantholders will exercise all of the outstanding Common Stock Purchase Warrants identified on Exhibit B hereto (the "Warrants") to purchase the Affiliate Warrant Shares and Company Warrant Shares, such aggregate number to be purchased by the individual Warrantholders in the proportions more particularly set forth in Exhibit B attached hereto.

                  3.2. Exercise Price. The Warrantholders hereby authorize and direct the Company and the Affiliates to apply a portion of the amount payable by the Company and the Affiliates as of the date of Closing under the Senior Subordinated Notes (the "Notes"), as described in Section 1.3 of the Warrants, in payment of the exercise price of the Warrants. The Warrantholders and the Company agree that the exercise price payable for the Company Warrant Shares upon exercise of Warrants issued by the Company will be paid through the surrender of a portion of the amount payable by the Company under the Notes.

                  3.3. Contribution of Affiliate Warrant Shares. The Warrantholders will contribute to the Company, simultaneously with the transactions set forth in Article 2 hereof, and the Company will receive from the Warrantholders all of the Affiliate Warrant Shares issued upon the exercise of the Warrants as set forth in this Article 3, as a contribution to the capital of the Company for which no additional shares of Common Stock of the Company will be issued.

                  3.4. Deliveries. The Warrantholders will deliver to the Company, and the Company will accept from the Warrantholders, the stock certificates representing the Affiliate Warrant Shares, duly endorsed or accompanied by appropriate stock powers.


                                    ARTICLE 4
               PURCHASE AND REDEMPTION OF CLASS C PREFERRED SHARES

                  4.1. Affiliate Shares Purchase. Effective simultaneously with and conditioned upon the occurrence of the Closing, the Company will purchase from the Class C Shareholders, and such Shareholders will sell to the Company, the Affiliate Class C Shares for the aggregate sum of $16,597,457.94, allocated among the Affiliates in proportion to the aggregate stated value of the issued and outstanding shares of Class C Preferred Stock of each Affiliate owned of record by such Shareholders. No such Shareholder shall be obligated to sell more Affiliate Class C Shares to the Company pursuant to this Section 4.1 than the number of such Shares to which such Shareholder has record ownership.

                  4.2. Company Preferred Redemption. Effective simultaneously with and conditioned upon the occurrence of the Closing, the Company will redeem from the Class C Shareholders, all outstanding Company Class C Shares, and each holder of shares of Company Class C Shares will receive from the proceeds of the IPO a redemption payment in cash equal to $30.64 per share of Class C Preferred Stock so redeemed for an aggregate payment to such Shareholders of $524,542.06 pursuant to this Section 4.2.

                  4.3. Payment. The Company will pay to the Class C Shareholders at the Closing, the aggregate amount of $16,597,457.94 pursuant to the Affiliate Shares Purchase set forth in Section 4.1 hereof by wire transfer of immediately available federal funds to such account or accounts of the Class C Shareholders as are designated by them prior to the Closing. The Company will pay to the Class C Shareholders at the Closing, an aggregate amount of $524,542.06 pursuant to the Company Shares Redemption set forth in Section 4.2 hereof by wire transfer of immediately available federal funds to such account or accounts of the Class C Shareholders as are designated by them prior to the Closing. Each such aggregate payment shall be divided among the Class C Shareholders in proportion to the number of shares of Class C Preferred Stock owned of record by each Class C Shareholder.

                  4.4. Deliveries. Upon confirmation of the transmission of the wire transfers contemplated by Section 4.3 hereof, the Class C Shareholders will deliver to the Company, and the Company will accept from the Class C Shareholders, the stock certificates representing the Affiliate Class C Shares and the Company Class C Shares, duly endorsed or accompanied by appropriate stock powers.

                                    ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS, THE MEMBERS
                             AND THE WARRANTHOLDERS

                  Each of the Shareholders, the Members and the Warrantholders, severally and not jointly, hereby represents, warrants, covenants, agrees and acknowledges to the Company and to each of the other Shareholders, Members, and Warrantholders the following to be true and correct in all respects as to himself of itself:

                  5.1. Authority. The Shareholder, Member or Warrantholder has full power and authority to execute and deliver this Agreement and the other instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder, Member or Warrantholder and constitutes the legal, valid and binding obligations of the Shareholder, Member or Warrantholder enforceable in accordance with its terms, except as enforcement may be limited by insolvency, bankruptcy, moratorium or other laws affecting creditors' rights generally and except as enforcement may be limited by principles of equity. The execution and delivery by the Shareholder, Member or Warrantholder of this Agreement and the consummation by the Shareholder, Member or Warrantholder of the transactions contemplated hereby will not violate any law or any judgment, decree, award or order of any court or other federal, state or local department, official, commission, authority, board, bureau, agency or other public body, domestic or foreign ("Governmental Entity") to which the Shareholder, Member or Warrantholder is subject. No approval, authorization, consent or other order or action of or filing with any Governmental Entity or any other individual or entity is required for the execution and delivery by the Shareholder, Member or Warrantholder of this Agreement or such other agreements and instruments or the consummation by Shareholder, Member or Warrantholder of the transactions contemplated hereby or thereby.

                  5.2. Title; Third-Party Options. There are no contracts, options, commitments or rights of any kind, by or through the Shareholder, Member or Warrantholder, with, to or in any third party to acquire all or any portion of the Affiliate Preferred Shares, Affiliate Common Contribution Shares, Affiliate Warrant Shares, Company Preferred Shares, or the Company Warrant Shares and the Shareholder, Member or Warrantholder has good title to such shares and owns such shares free and clear of any claim, mortgage, assignment, conditional sale, lease, easement, consignment, bailment, contingent interest, pledge, lien, option, charge, security interest, preemptive right, encumbrance or other restrictions of any kind or nature whatsoever (a "Lien"), but not a restriction imposed by the Securities Act or any other securities laws other than restrictions imposed by contracts which, by the terms thereof, will lapse upon the consummation of the IPO.

                  5.3. No View to Distribution or Resale. The Shareholder will acquire the Contributed New Common Shares and the Exchanged New Common Shares solely for his or its own account without a view to the distribution or resale thereof, and does not have any contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any of such shares in any manner to any person except as contemplated by this Agreement.

                  5.4. No Transfer Without Registration or Exemption. The Shareholder or Warrantholder will not, except as contemplated by this Agreement, sell, transfer or otherwise dispose of any of its Contributed New Common Shares, Converted New Common Shares, or its Company Warrant Shares (such shares collectively, the "New Common Shares") or the Affiliate Warrant Shares, respectively, in any manner, unless at the time of any such transfer: a Registration (as hereafter defined) under the Securities Act (as hereafter defined) and under the Applicable Laws (as hereafter defined) is in effect with respect to the New Common Shares or Affiliate Warrant Shares to be sold, transferred or disposed of, and the Shareholder or Warrantholder complies with all of the requirements of the Securities Act and the Applicable Laws with respect to the proposed transaction; or the Shareholder has obtained and has provided to the Company an opinion from counsel satisfactory to the Company (as to both the counsel rendering such opinion and the substance of the opinion) that the proposed sale, transfer or disposition does not require Registration under the Securities Act or the Applicable Laws.

                  5.5. New Common Shares Are Not Registered. The New Common Shares issuable by the Company pursuant to this Agreement have not been sold to the Shareholders or the Warrantholders by the Company pursuant to a Registration under the Securities Act. Except as may otherwise be provided in the registration rights agreement dated as of June 12, 1996, (i) any subsequent Registration under the Applicable Laws will not authorize sales, transfers or dispositions of any New Common Shares so issued by any Shareholder, and (ii) neither the Company nor any other person has any obligation or intention to effect the Registration of the such New Common Shares for sale, transfer or disposition by the Shareholder, the Member or the Warrantholder under the Securities Act or the Applicable Laws, or to take any action or provide any information (including, without limitation, the filing of reports or the publication of information required by Rule 144 under the Securities Act) which would make available any exemption from the Registration requirements of the Securities Act or the Applicable Laws. The Shareholders and Warrantholders must therefore hold their New Common Shares indefinitely except as contemplated by this Agreement, and unless a subsequent Registration or exemption therefrom is available and is obtained. No federal or state agency has reviewed the transactions set forth in this Agreement or approved or disapproved the New Common Shares for investment or any other purpose. All of the New Common Shares have been issued and sold to the Shareholders or Warrantholders, respectively, in reliance upon a specific exemption from the Registration requirement of the Securities Act which depends, in part, upon the accuracy of the representations, warranties, covenants, acknowledgments and agreements of the Shareholders, Members and Warrantholders set forth in this Agreement.

                  5.6. Securities Legend. A legend will be placed on the certificates evidencing all New Common Shares and stop-transfer instructions will be issued to any transfer agent with respect to such New Common Shares, to ensure compliance with the provisions of this Agreement and of the Securities Act and the Applicable Laws.

                  5.7. Investment Risk. The Shareholder, the Member or Warrantholder can bear the economic risk of his or its acquisition and ownership of their New Common Shares, including the total loss of his or its investment, has no need for liquidity in this investment and, either individually or with his or its advisers, has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of the Company and the investment in his or its New Common Shares.

                  5.8. Review of Company's Business and Records. Prior to the execution of this Agreement, the Shareholder, Member or Warrantholder and his or its advisers have been provided with full and free access and opportunity to inspect, review, examine and inquire about all books, records and information (financial or otherwise) of the Company its business and affairs, and the Shareholder, Member or Warrantholder and his or its advisers have made such inspection, review, examination and inquiry as they have deemed appropriate; and the Shareholder, Member or Warrantholder and his or its advisers have been offered the opportunity to ask such questions and obtain such additional information concerning the Company and its business and affairs as each Shareholder, Member or Warrantholder and his or its advisers have requested so as to understand the nature of the investment in the New Common Shares (including the Company Warrant Shares) and to verify the accuracy of the information obtained as a result of their investigation.

                  5.9. Opportunity to Question; Full Satisfaction. The Shareholder, Member or Warrantholder and their advisers, if any, have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the New Common Shares and all such questions have been answered to the full satisfaction of the Shareholder, Member or Warrantholder and his or its advisers, if any.

                  5.10. Review of Company's Registration Statement. The Shareholder, Member or Warrantholder has received a draft of the Company's Registration Statement on Form S-1 and all other documents requested by the Shareholder, Member or Warrantholder have been carefully reviewed by him or it and he or it understands the information contained therein.

                  5.11. Knowledge and Experience. The Shareholder, Member or Warrantholder or his or its representatives, as the case may be, together with his or its advisers, have such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable them to utilize the information made available to them in connection with the New Common Shares to evaluate the merits and risks of an investment in the New Common Shares and to make an informed investment decision with respect thereto;

                  5.12. Accredited and Institutional Investor Status. The Shareholder, Member or Warrantholder is at least one of the following: (i) an "accredited investor," as such term is defined under Regulation D under the Securities Act and as set forth on Schedule 4.12 attached hereto, or (ii) a "financial institution or institutional investor" or a "financial institution or institutional buyer" as such terms are used in the state securities law in the state of organization of such Shareholder, Member or Warrantholder.

                  5.13. No Reliance. The Shareholder, Member or Warrantholder is not relying on the Company or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in the New Common Shares, and the Shareholder, Member or

Warrantholder has relied on the advice of, or have consulted with, only his or its own advisers with respect to such matters.

                  5.14. Definitions. As used herein: the term "Registration" means registration under the Securities Act and, with respect to the Applicable Laws, such registration thereunder (or, with respect to any of the Applicable Laws which do not provide for registration, such compliance therewith which is similar to registration) which has then resulted in statutory or administration authorization for the proposed transaction; the term "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder; and the term "Applicable Laws" means any applicable state securities laws and, to the extent applicable to offers or sales of securities, the Securities Exchange Act of 1934, as amended, and the rules and regulations under the foregoing.


                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Shareholders and the Members the following to be true and correct in all respects:

                  6.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Tennessee, with full corporate power and authority to own, lease and operate its respective properties and assets and to carry on its respective business and operations.

                  6.2. Authority. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by or on the part of the Company to authorize the Company to execute, deliver and perform this Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of Company, enforceable in accordance with its terms except as enforcement may be limited by insolvency, bankruptcy, moratorium or other laws affecting creditors' rights generally and except as enforcement may be limited by principles of equity. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not violate any law or any judgment, decree, award or order of any court or other Governmental Entity to which the Company is subject, and will not conflict with the Charter or Bylaws of the Company, nor will it conflict with, or be prohibited, limited or restricted in any way by the documents executed and delivered by the Company in connection with the transactions contemplated hereby. No approval, authorization, consent or other order or action of or filing with any Governmental Entity or any other individual or entity is required for the execution and delivery by the Company of this Agreement or such other agreements and instruments or the consummation by the Company of the transactions contemplated hereby.

                                    ARTICLE 7
                              ORDER OF TRANSACTIONS

                  7.1. The parties agree that for all purposes, the transactions contemplated by this Agreement shall be deemed to occur in the following order:

         (1) the Stock Split in connection with the Second Step Amendments pursuant to which the Company will make all adjustments to the price per share and number of shares issuable upon the exercise of outstanding options and warrants as a result of the Stock Split;

         (2)      the Price Determination;

         (3)      the Affiliate Preferred Contribution as set forth in Section
                  2.1.1 and Section 2.1.2 hereof;

         (4) the Company Preferred Exchange as set forth in Section 2.1.3 hereof;

         (5)      the Affiliate Common Contribution as set forth in Section
                  2.1.4 hereof;

         (6)      the Warrant Exercise as set forth in Section 3.1 hereof;

         (7) the Warrant Shares Contribution as set forth in Section 3.3 hereof;

         (8)      the Effective Time of the Registration Statement;

         (9) the Affiliate Shares Purchase as set forth in Section 4.1 hereof; and

         (10) the Company Preferred Redemption as set forth in Section 4.3 hereof.


                                    ARTICLE 8
                                  MISCELLANEOUS

                  8.1. Consents. The execution of this Agreement by the Company, Shareholders, Members and Warrantholders shall constitute consent of all such parties to the Affiliate Preferred Contribution, the Company Preferred Exchange, the Affiliate Common Contribution , the Warrant Exercise, the Warrant Shares Contribution, Company Shares Redemption and Affiliate Shares Purchase, to the extent such consent is required under the terms of the Company Charter or any agreement to which the Company and/or any such Shareholder, Member or Warrantholder is a party.

                  8.2. Failure to Deliver Shares. If a Shareholder or Warrantholder (the "Transferring Holder") becomes obligated to transfer any Affiliate Class A Contribution Shares, Affiliate Class B Contribution Shares, Affiliate Common Contribution Shares, Company Class A

Shares, Company Class B Shares, Warrant Shares, Company Class C Shares or Affiliate Class C Shares (any or all thereof being referred to in this Section
8.2 as the "Shares") to the Company pursuant to any part of this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, either (i) send to the Transferring Holder the purchase price for such Shares or the stock certificate for Contribution New Common Shares of Exchanged New Common Shares relating thereto as is herein specified, or (ii) deposit such amount or the Contribution New Common Shares or Exchanged New Common Shares relating thereto with a trustee or escrow agent for the benefit of the Transferring Holder for release upon delivery of such Shares to the trustee or escrow agent in accordance with the terms of this Agreement. Thereupon, the Company, without written notice to the Transferring Holder, shall cancel on its books the certificate or certificates representing the Shares so required to be transferred by the Transferring Holder. The Transferring Holder failing to deliver Shares in accordance with this Agreement shall reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with the enforcement of obligations under this Agreement or utilizing the remedies set forth in this Section 8.2. All of the Transferring Holder's rights in and to such Shares shall terminate as of the Closing.

                  8.3. Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties.

                  8.4. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.

                  8.5. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally (to the attention of the person identified) to the address set forth in Schedule 7.4 attached hereto, or sent by telecopy, telegram or by certified mail, postage prepaid, or to such other address as the addressee may have specified in a notice duly given to the sender and to counsel as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or telegraphed or, if mailed, three business days after the date so mailed.

                  8.6. Delaware Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of Delaware without regard to the conflicts of law doctrine thereof.

                  8.7. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

                  8.8. Contents of Agreement. This Agreement together with any documents referred to herein set forth the entire agreement of the parties hereto and supersede any prior agreement or understanding of the parties with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced.

                  8.9. Cooperation. Subject to the provisions hereof, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law, both before and after the date hereof, to consummate and make effective the transactions contemplated by this Agreement.

                  8.10. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Contribution Agreement as of the date first written above.


                                        KIRKLAND'S, INC.


                                        By: /s/ Carl Kirkland
                                            ------------------------------------
                                            Name:  Chief Executive Officer
                                            Title: President



                                        /s/ Carl Kirkland
                                        ----------------------------------------
                                        Carl Kirkland


                                        /s/ Robert E. Kirkland
                                        ----------------------------------------
                                        Robert E. Kirkland

                                  /s/ Robert Alderson
                                  ----------------------------------
                                  Robert Alderson

                                  AMY KATHERINE ALDERSON TRUST,
                                  by Carl Kirkland, its trustee

                                  /s/ Carl Kirkland
                                  ----------------------------------

                                  ALLISON LEIGH ALDERSON TRUST,
                                  by Carl Kirkland, its trustee

                                  /s/ Carl Kirkland
                                  ----------------------------------

                                  CARL T. KIRKLAND GRANTOR
                                  RETAINED ANNUITY TRUST 97-1, by
                                  Robert Alderson, its trustee

                                  /s/ Robert Alderson
                                  ----------------------------------

                                  KIRKLAND HOLDINGS L.L.C.


                                  By: /s/ David M. Mussafer
                                      ------------------------------------
                                      Name:  David M. Mussafer
                                      Title:

                                  ADVENT DIRECT INVESTMENT
                                  PROGRAM LIMITED PARTNERSHIP, by
                                  Advent International Corporation, its General Partner


                                  By: /s/ David M. Mussafer
                                      ------------------------------------
                                      Name:  David M. Mussafer
                                      Title:

                                 GLOBAL PRIVATE EQUITY II LIMITED
                                 PARTNERSHIP, by Advent International
                                 Corporation, its General Partner


                                 By: /s/ David M. Mussafer
                                     ------------------------------------
                                     Name:  David M. Mussafer
                                     Title:

                                 ADVENT PARTNERS LIMITED
                                 PARTNERSHIP, by Advent International
                                 Corporation, its General Partner


                                 By: /s/ David M. Mussafer
                                     ------------------------------------
                                     Name:  David M. Mussafer
                                     Title:

                                 SSM/KIRKLAND EQUITY PARTNERS, L.P.,
                                 by SSM Venture Partners, L.P., by SSM I, L.P., its general partner, by SSM Corporation, its general partner


                                 By: /s/ R. Wilson Orr, III
                                     ------------------------------------
                                     Name:  R. Wilson Orr, III
                                     Title:

                                 CT/KIRKLAND EQUITY PARTNERS, L.P.,
                                 by Kirk Holdings Ltd., its general partner


                                 By: /s/ John P. Oswald
                                     ------------------------------------
                                     Name:  John P. Oswald
                                     Title:

                                 TCW/KIRKLAND EQUITY PARTNERS,
                                 L.P., by Crescent/Mach I Partners, L.P., by
                                 TCW Asset Management Company, its
                                 investment manager

                                 By: /s/ Justin Driscoll
                                     ------------------------------------
                                     Name:  Justin Driscoll
                                     Title:

                              MARLBOROUGH/KIRKLAND EQUITY
                              PARTNERS, L.P., by The Marlborough Capital
                              Investment Fund, L.P., its general partner, by Marlborough Capital Management, L.P., its general partner


                              By: /s/ Margaret Lanoix
                                 ---------------------------------------------
                                 Name: Margaret Lanoix
                                 Title:

                              R-H CAPITAL PARTNERS, L.P., by
                              R-H/Travelers, L.P., its general partner, by R-H Capital, Inc., its general partner


                              By: /s/ Kenneth Millar
                                 ---------------------------------------------
                                 Name: Kenneth Millar
                                 Title:

                              CAPITAL RESOURCE LENDERS II, L.P., by
                              Capital Resource Partners II, its general partner


                              By: /s/ Alexander McGrath
                                 ---------------------------------------------
                                 Name: Alexander McGrath
                                 Title:

                              ALLIED CAPITAL CORPORATION


                              By: /s/ Gaye Truscott
                                 ---------------------------------------------
                                 Name: Gaye Truscott
                                 Title:

                              THE MARLBOROUGH CAPITAL
                              INVESTMENT FUND, L.P., by Marlborough
                              Capital Management L.P., its general partner


                              By: /s/ Margaret Lanoix
                                 ---------------------------------------------
                                 Name: Margaret Lanoix
                                 Title:

                              CAPITAL TRUST INVESTMENTS, LTD.,


                              By: /s/ John P. Oswald
                                 ---------------------------------------------
                                 Name: John P. Oswald
                                 Title:

                                   EXHIBIT A
                                   Members of
                            Kirkland Holdings L.L.C.



Advent Direct Investment Program Limited Partnership

Global Private Equity II Limited Partnership

Advent Partners Limited Partnership

SSM/Kirkland Equity Partners, L.P.

CT/Kirkland Equity Partners, L.P.

TCW/Kirkland Equity Partners, L.P.

Marlborough/Kirkland Equity Partners, L.P.

R-H Capital Partners, L.P.

                                    EXHIBIT B
                   The Warrantholders and Warrantholder Shares



                                     Affiliate                         Common Stock
                                      Warrant           Company          Purchase
Warrantholders                       Shares(1)     Warrant Shares(2)    Warrant No.
--------------                       ---------     -----------------   ------------
Capital Trust Investments, Ltd.        1,071             1,071            PW-1

The Marlborough Capital                2,262             2,262            PW-2
Investment Fund, L.P.

Allied Capital Corporation(3)          3,810             3,810            PW-3,PW-4

Capital Resource Lenders II, L.P.      4,762             4,762            PW-5


-------------------
         (1)These number of shares will be increased and the exercise price adjusted as a result of the Stock Split.

         (2)These number of shares will be increased and the exercise price adjusted as a result of the Stock Split.

         (3)Allied Capital Corporation II ("Allied II") has merged into Allied Capital Corporation ("Allied") and the warrants originally held by Allied II are now held by Allied in addition to the warrants originally held by Allied.

                                    EXHIBIT C
                        Affiliates of Kirkland's, Inc.(4)

      [List of the Affiliates: Attach current list of Kirkland's companies]




-------------------
         (4)Any corporations formed after the date of this Agreement to own and operate a Kirkland's store the shares of which are owned by any of the Shareholders shall be deemed to be included in this list of Affiliates for all purposes of this Agreement.

                                    EXHIBIT D
                              Shareholder Ownership


                          Group A and Group B Companies


                                                       Class A         Class B         Class C
                                         Common       Preferred       Preferred       Preferred
Shareholders                            Stock(5)        Stock           Stock           Stock
------------                            --------      ---------       ---------       ---------
Kirkland Holdings L.L.C.                 68,400         68,400            0               0

Carl Kirkland                               0              0            7,900           7,917

Robert Kirkland                           7,900            0            7,900           7,544

Robert Alderson                           5,900            0            7,900           2,878

The Carl T. Kirkland Grantor              7,900            0              0               0
Retained Annuity Trust 97-1,
Robert Alderson, Trustee

The Allison Leigh Alderson Trust,         1,000            0              0               0
Carl Kirkland, Trustee

The Amy Katherine Alderson Trust,         1,000            0              0               0
Carl Kirkland, Trustee



--------------
         (5)The number of shares of Common Stock will be increased as result of the Stock Split.

                          Group C and Group D Companies


                                          Class A               Class B
Shareholders                           Common Stock(6)       Preferred Stock       Preferred Stock
------------                           ---------------       ---------------       ---------------
Kirkland Holdings L.L.C.                   68,400                68,400                   0

Carl Kirkland                                 0                     0                   7,900

Robert Kirkland                             7,900                   0                   7,900

Robert Alderson                             5,900                   0                   7,900

The Carl T. Kirkland Grantor                7,900                   0                     0
Retained Annuity Trust 97-1,
Robert Alderson, Trustee

The Allison Leigh Alderson Trust,           1,000                   0                     0
Carl Kirkland, Trustee

The Amy Katherine Alderson Trust,           1,000                   0                     0
Carl Kirkland, Trustee


                                Group E Companies


Shareholders                                                   Common Stock(7)
------------                                                   ---------------
Kirkland Holdings L.L.C.                                             684

Robert Kirkland                                                       79

Robert Alderson                                                       59

The Carl T. Kirkland Grantor Retained                                 79
Annuity Trust 97-1, Robert Alderson, Trustee

The Allison Leigh Alderson Trust, Carl                                10
Kirkland, Trustee

The Amy Katherine Alderson Trust, Carl                                10
Kirkland, Trustee


----------------
         (6)The number of shares of Common Stock will be increased as a result of the Stock Split.

         (7)The number of shares of Common Stock will be increased as a result of the Stock Split.

                                    EXHIBIT E
                                 Company Charter

                                  Schedule 4.12
                              "Accredited Investor"



A Shareholder which meets any one of the following definitions will constitute an accredited investor as defined in Rule 501(a) of Regulation D adopted under the Securities Act:

                  1. Any director or executive officer of the Company;

                  2. A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

                  3. A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

                  4. A bank as defined in Section 3(a)(2) of the Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in
         Section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under
         Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

                  5. A private business development company as defined in
         Section 202(a)(22) of the Investment Advisers Act of 1940;

                  6. An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

                  7. A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of an investment or prospective investment in the Company; and

                  8. Any entity in which all of the equity owners are accredited investors.

                                  Schedule 8.4
                                     Notices

If to the Company, to:

                  Kirkland's, Inc.
                  805 North Parkway, P.O. Box 7222
                  Jackson, TN  38305
                  Attention:  Carl Kirkland
                  Telecopy No.:  (901) 664-9345

         With a copy to:

                  Pepper Hamilton LP
                  3000 Two Logan Square
                  18th and Arch Streets
                  Philadelphia, PA  19103-2799
                  Attention: Julia D. Corelli, Esquire
                  Telecopy No.:  (215) 981-4750


If to Holdings or to the Members, to:

                  Kirkland Holdings L.L.C.
                  101 Federal Street
                  Boston, MA  02110
                  Attention:  David M. Mussafer
                  Telecopy No.:  (617) 951-0566


If to the Warrantholders, care of:

                  Capital Resource Lenders II, L.P.
                  85 Merrimac Street
                  Suite 200
                  Boston, MA  02114
                  Attention:  Alexander S. McGrath
                  Telecopy No.:  (617) 723-9819

         With a copy to:

                  Testa Hurwitz & Thibeault
                  125 High Street
                  Boston, MA  02110
                  Attention: Kevin Barry, Esquire
                  Telecopy No.:


If to Carl Kirkland, Robert Alderson, the Allison Leigh Alderson Trust, the Amy Katherine Alderson Trust, and the Carl T. Kirkland Grantor Retained Annuity Trust 97-1, care of:

                  Kirkland's Inc.
                  805 North Parkway, P.O. Box 7222
                  Jackson, TN  38305
                  Attention:  Carl Kirkland
                  Telecopy No.:  (901) 664-9345

         With a copy to:

                  Baker, Donelson, Bearman & Caldwell
                  20th Floor
                  2000 First Tennessee Building
                  165 Madison Avenue
                  Memphis, TN  38103
                  Attention:  Robert Walker, Esquire
                  Telecopy No.:  (901) 577-2303


If to Robert Kirkland, to:

                  CBK, Ltd.
                  600 East Sherwood
                  Union City, TN  38261
                  Attention:  Robert Kirkland
                  Telecopy No.:  (901) 885-3857